                                                                                       [Filed pursuant to Rule 433]

TERM SHEET

RALI SERIES 2006-QO8 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-QO8

RESIDENTIAL ACCREDIT LOANS, INC.
Depositor

RESIDENTIAL FUNDING COMPANY, LLC
Sponsor and Master Servicer

DEUTSCHE BANK TRUST COMPANY AMERICAS
Trustee

LEHMAN BROTHERS INC.
Underwriter

THE DEPOSITOR HAS FILED A REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE SECURITIES AND EXCHANGE
COMMISSION,  OR SEC, FOR THE OFFERING TO WHICH THIS COMMUNICATION  RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE
BASE  PROSPECTUS IN THAT  REGISTRATION  STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE
COMPLETE  INFORMATION  ABOUT THE DEPOSITOR AND THE OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE BY VISITING
EDGAR  ON THE  SEC  WEB  SITE  AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY  UNDERWRITER  OR  ANY  DEALER
PARTICIPATING  IN THE  OFFERING  WILL  ARRANGE TO SEND YOU THE BASE  PROSPECTUS  AT NO CHARGE IF YOU  REQUEST IT BY
CALLING TOLL-FREE [_____________].

THIS TERM SHEET IS NOT REQUIRED TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED TO BE INCLUDED IN THE
BASE  PROSPECTUS AND THE PROSPECTUS  SUPPLEMENT FOR THE OFFERED  CERTIFICATES.  THE  INFORMATION IN THIS TERM SHEET
IS PRELIMINARY AND IS SUBJECT TO COMPLETION OR CHANGE.

THE  INFORMATION  IN THIS TERM  SHEET,  IF CONVEYED  PRIOR TO THE TIME OF YOUR  COMMITMENT  TO PURCHASE  ANY OF THE
OFFERED CERTIFICATES,  SUPERSEDES  INFORMATION CONTAINED IN ANY PRIOR SIMILAR TERM SHEET, THE TERM SHEET SUPPLEMENT
AND ANY OTHER FREE WRITING PROSPECTUS RELATING TO THOSE OFFERED CERTIFICATES.

THIS TERM SHEET AND THE RELATED  TERM SHEET  SUPPLEMENT  IS NOT AN OFFER TO SELL OR A  SOLICITATION  OF AN OFFER TO
BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

OCTOBER 10, 2006

  IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY CLASS OF OFFERED CERTIFICATES, THE
          TERM SHEET SUPPLEMENT AND THE RELATED BASE PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We provide  information  to you about the offered  certificates  in three or more separate  documents  that provide progressively more detail:

         -        the related base prospectus,  dated August 8, 2006, which provides general  information,  some of which may not apply to the offered certificates;

         -        the term sheet  supplement,  dated October 10, 2006,  which provides  general  information  about series of  certificates  issued  pursuant to the  depositor's  QO program,  some of which may not apply to the offered certificates; and

         -        this term  sheet,  which  describes  terms  applicable  to the  classes of  offered  certificates described  herein and provides a description  of certain  collateral  stipulations  regarding the mortgage  loans and the parties to the  transaction,  and provides other  information  related to the offered certificates.

This term  sheet  provides a very  general  overview  of certain  terms of the  offered  certificates  and does not contain all of the information  that you should consider in making your investment  decision.  To understand all of the terms of a class of the  offered  certificates,  you  should  read  carefully  this  document,  the term  sheet supplement, and the entire base prospectus.

The related base prospectus may be found by visiting EDGAR on the SEC website at www.sec.gov.

The registration statement to which this offering relates is Commission File Number 333-131213.

If the  description  of the offered  certificates  in this term sheet  differs from the  description  of the senior certificates  in the related base  prospectus or the term sheet  supplement,  you should rely on the description in this term sheet.  Capitalized  terms used but not defined  herein  shall have the meaning  ascribed  thereto in the term sheet supplement and the related  base prospectus.

THE  INFORMATION IN THIS TERM SHEET, IF CONVEYED PRIOR TO THE TIME OF YOUR  CONTRACTUAL  COMMITMENT TO PURCHASE ANY
OF THE OFFERED  CERTIFICATES,  SUPERSEDES ANY INFORMATION CONTAINED IN ANY PRIOR SIMILAR MATERIALS RELATING TO SUCH
CERTIFICATES.  THE  INFORMATION  IN THIS TERM SHEET IS  PRELIMINARY,  AND IS SUBJECT TO COMPLETION OR CHANGE.  THIS
TERM  SHEET  IS BEING  DELIVERED  TO YOU  SOLELY  TO  PROVIDE  YOU  WITH  INFORMATION  ABOUT  THE  OFFERING  OF THE
CERTIFICATES  REFERRED TO IN THIS TERM SHEET AND TO SOLICIT AN OFFER TO PURCHASE THE CERTIFICATES,  WHEN, AS AND IF
ISSUED.  ANY SUCH  OFFER  TO  PURCHASE  MADE BY YOU WILL NOT BE  ACCEPTED  AND WILL NOT  CONSTITUTE  A  CONTRACTUAL
COMMITMENT  BY YOU  TO  PURCHASE  ANY  OF  THE  CERTIFICATES,  UNTIL  WE  HAVE  ACCEPTED  YOUR  OFFER  TO  PURCHASE
CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE ISSUING ENTITY IS NOT
OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY AND THE  UNDERWRITER'S  OBLIGATION  TO DELIVER SUCH
CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS OF THE  UNDERWRITING  AGREEMENT WITH THE ISSUING ENTITY AND THE
AVAILABILITY  OF SUCH  CERTIFICATES  WHEN, AS AND IF ISSUED BY THE ISSUING  ENTITY.  YOU ARE ADVISED THAT THE TERMS
OF THE OFFERED  CERTIFICATES,  AND THE  CHARACTERISTICS  OF THE MORTGAGE LOAN POOL BACKING  THEM,  MAY CHANGE (DUE,
AMONG OTHER  THINGS,  TO THE  POSSIBILITY  THAT  MORTGAGE  LOANS THAT  COMPRISE THE POOL MAY BECOME  DELINQUENT  OR
DEFAULTED  OR MAY BE REMOVED OR REPLACED AND THAT  SIMILAR OR  DIFFERENT  MORTGAGE  LOANS MAY BE ADDED TO THE POOL,
AND THAT ONE OR MORE CLASSES OF CERTIFICATES MAY BE SPLIT,  COMBINED OR ELIMINATED),  AT ANY TIME PRIOR TO ISSUANCE
OR  AVAILABILITY  OF A FINAL  PROSPECTUS.  YOU ARE  ADVISED  THAT  CERTIFICATES  MAY NOT BE  ISSUED  THAT  HAVE THE
CHARACTERISTICS  DESCRIBED IN THESE MATERIALS.  THE  UNDERWRITER'S  OBLIGATION TO SELL SUCH  CERTIFICATES TO YOU IS
CONDITIONED ON THE MORTGAGE LOANS AND CERTIFICATES  HAVING THE  CHARACTERISTICS  DESCRIBED IN THESE  MATERIALS.  IF
FOR ANY REASON THE  ISSUING  ENTITY  DOES NOT DELIVER  SUCH  CERTIFICATES,  THE  UNDERWRITER  WILL NOTIFY YOU,  AND
NEITHER THE ISSUING  ENTITY NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF
THE CERTIFICATES  WHICH YOU HAVE COMMITTED TO PURCHASE,  AND NONE OF THE ISSUING ENTITY NOR ANY UNDERWRITER WILL BE
LIABLE FOR ANY COSTS OR DAMAGES WHATSOEVER ARISING FROM OR RELATED TO SUCH NON-DELIVERY.

NEITHER THE ISSUING ENTITY OF THE CERTIFICATES OR ANY OF ITS AFFILIATES  PREPARED,  PROVIDED,  APPROVED OR VERIFIED
ANY STATISTICAL OR NUMERICAL INFORMATION  PRESENTED HEREIN,  ALTHOUGH THAT INFORMATION MAY BE BASED IN PART ON LOAN
LEVEL DATA PROVIDED BY THE ISSUING ENTITY OR ITS AFFILIATES.

RISK FACTORS

The offered  certificates are not suitable  investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless you  understand  the  prepayment,  credit,  liquidity  and market  risks associated with that class. The offered  certificates are complex securities.  You should possess,  either alone or together with an investment  advisor,  the expertise  necessary to evaluate the information  contained in this term sheet,  the term sheet  supplement and the related base  prospectus for the offered  certificates in the context of your financial  situation and tolerance for risk. You should  carefully  consider,  among other things,  all of the applicable  risk factors in  connection  with the purchase of any class of the offered  certificates  listed in the section entitled "Risk Factors" in the term sheet supplement.

                                  COLLATERAL STIPULATIONS - MORTGAGE POOL CHARACTERISTICS

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                                    PAYMENT OPTION ARMS (WITH A NEGATIVE AMORTIZATION FEATURE)
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-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------

-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
MORTGAGE LOAN TYPE:                                          No Prepay          1 Yr Prepay        3 Yr Prepay        Aggregate
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
AGGREGATE STATED PRINCIPAL BALANCE (+/- 10%):               $130,000,000       $260,000,000       $910,000,000      $1,300,000,000
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
GROSS WEIGHTED AVERAGE COUPON (+/- 0.50):                      5.980%             6.200%             5.750%             5.863%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
WEIGHTED AVERAGE SERVICING FEE (+/- 0.10):                     0.425%             0.425%             0.425%             0.425%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
WEIGHTED AVERAGE PASS-THRU RATE (+/- 0.50):                    5.555%             5.775%             5.325%             5.438%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
WEIGHTED AVERAGE GROSS MARGIN (+/-0.15):                       3.136%             3.210%             3.250%             3.231%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
WEIGHTED AVERAGE TEASER PERIOD 0 MONTH (+/- 2.00):              1.5%               10.5%              4.0%               5.1%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
WEIGHTED AVERAGE TEASER PERIOD 1 MONTH (+/- 2.00):             98.5%               89.0%              95.5%             94.5%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
WEIGHTED AVERAGE TEASER PERIOD 3 MONTH (+/- 2.00):              0.0%               0.5%               0.5%               0.5%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
WEIGHTED AVERAGE LIFE CAP = 9.95 (+/- 2.00):                   98.1%               98.5%              98.5%             98.5%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
INDEX - MTA   (+/- 3.00):                                      98.2%               99.0%              99.0%             98.9%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
INDEX - LIBOR   (+/- 3.00):                                     1.8%               1.0%               1.0%               1.1%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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NEGATIVE AMORTIZATION LIMIT = 110%  (+/- 5.00):                12.0%               2.0%               2.0%               3.0%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
NEGATIVE AMORTIZATION LIMIT = 115%  (+/- 5.00):                88.0%               98.0%              98.0%             97.0%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
AMORTIZATION TYPE - 30/30  (+/- 10.00):                        80.0%               76.0%              68.0%             70.8%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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AMORTIZATION TYPE -  40/30 (+/- 10.00):                         5.7%               5.0%               10.5%              8.9%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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AMORTIZATION TYPE - 40/40 (+/- 10.00):                         14.3%               19.0%              21.5%             20.3%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
FIRST PAYMENT RESET - 12 MONTHS (+/- 5.00):                    89.9%               94.5%              89.5%             90.5%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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FIRST PAYMENT RESET - 60 MONTHS (+/- 5.00):                    10.1%               5.5%               10.5%              9.5%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
WEIGHTED AVERAGE LOAN-TO-VALUE RATIO (+/- 5.00):               75.6%               75.0%              75.8%             75.6%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
CALIFORNIA CONCENTRATION (+/-10.00):                           32.0%               63.0%              61.0%             58.5%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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FULL/ALT DOCUMENTATION (+/- 5.00):                             13.1%               5.5%               6.5%               7.0%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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CASH OUT REFINANCE (+/- 10.00):                                57.5%               55.0%              56.0%             56.0%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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SINGLE FAMILY DETACHED (+/- 10.00):                            80.3%               86.0%              85.0%             84.7%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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INVESTOR PROPERTY (+/- 10.00):                                 10.2%               9.5%               8.0%               8.5%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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SECOND HOME/VACATION (+/- 5.00):                                8.8%               7.0%               3.5%               4.7%
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
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WEIGHTED AVERAGE FICO (+/- 10.00):                             711.4               706.4              699.0             701.72
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------
AVERAGE MORTGAGE LOAN BALANCE (+/- 15%):                      $317,000           $385,000           $348,000           $352,300
-------------------------------------------------------- ------------------- ------------------ ------------------ -----------------

The  percentages  set forth above,  other than any weighted  averages,  are  percentages of the aggregate  principal balance of the actual  mortgage  loan pool to be included in the trust on the Closing  Date, as of the Cut-off Date, after  deducting  payments of principal due during the month of the Cut-off Date.  Any weighted  average is weighted based on the principal  balance of the actual  mortgage loans to be included in the trust on the Closing Date, as of the Cut-off Date, after deducting payments of principal due during the month of the Cut-off Date.

A percentage  expressed in  parenthesis  for a category above reflects the percentage by which the number set forth for such  category  may vary in the actual  mortgage  loan pool  included  in the trust on the  Closing  Date.  For example the Aggregate  Stated  Principal  Balance of the mortgage  loans included in the trust on the Closing Date, as of the Cut-off Date,  after deducting  payments of principal due during the month of the Cut-off Date,  could be lower or higher than the amount specified by as much as 10%.

A number  expressed in  parenthesis  for a category  above reflects the amount by which the number or percentage set forth for such category may vary in the actual  mortgage  loan pool  included in the trust on the Closing Date.  For example,  Full/Alt  documentation  loans  could vary from 2.0% to 12.0% of the  aggregate  principal  balance of the actual  mortgage  loan pool  included in the trust on the Closing  Date,  as of the Cut-off  Date,  after  deducting payments of principal due during the month of the Cut-off Date.

CERTAIN TRANSACTION INFORMATION

UNDERWRITER:                        Lehman Brothers Inc.

SIGNIFICANT SERVICERS:              Servicers that may  subservice 10% or more by principal  amount of the mortgage
                                    loans  include  HomeComings  Financial,   LLC,  a  wholly-owned  subsidiary  of
                                    Residential Funding.

SIGNIFICANT ORIGINATORS:            Originators  that  originated  10%  or  more  of  the  mortgage  loans  include
                                    HomeComings Financial, LLC.

CUT-OFF DATE:                       October 1, 2006.

CLOSING DATE:                       On or about October 30, 2006.

DISTRIBUTION DATE:                  25th of each  month,  or the next  business  day if such day is not a  business day, commencing in November 2006.

ASSUMED FINAL
DISTRIBUTION DATES:                 The  distribution  date in October  2046.  The actual final  distribution  date could be substantially earlier.

FORM OF CERTIFICATES:               Book-entry: Class A, Class X, if any, and Class M Certificates.

MINIMUM DENOMINATIONS:              Class A  Certificates  and those  classes of Class M  Certificates  rated in at least the second  highest  rating  category by one of the rating  agencies,  in minimum denominations  representing an original principal amount of $25,000 and integral  multiples of $1,000 in excess  thereof.  All other classes of Class M
                                    Certificates  in minimum  denominations  of $250,000 and integral  multiples of
                                    $1,000 in excess thereof. Any class of interest-only  certificates:  $2,000,000 notional amount.

SENIOR CERTIFICATES:                Class A Certificates and Class X Certificates, if any.

SUBORDINATE CERTIFICATES:           Class  M  Certificates  and  Class B  Certificates,  if  any.  The  Subordinate
                                    Certificates will provide credit enhancement to the Senior Certificates.

ERISA:                              Subject  to the  considerations  contained  in the term sheet  supplement,  the
                                    Class  A,  Class  X, if any,  and  Class M  Certificates  may be  eligible  for purchase by persons  investing  assets of employee  benefit plans or individual retirement accounts assets.

                                    In  addition,  prior to the  termination  of any  yield  maintenance  agreement covering  Net Deferred  Interest,  the offered  certificates  related to such a yield  maintenance  agreement may be eligible for purchase by persons investing assets of employee  benefit plans or individual  retirement  accounts assets if such  person  qualifies  under  one or  more  of the  following  investor-based exemptions:

o        Prohibited Transaction Class Exemption ("PTCE") 84-14, regarding transactions negotiated by independent
         "qualified professional asset managers";
o        PTCE 90-1, regarding investments by insurance company pooled separate accounts;
o        PTCE 91-38, regarding investments by bank collective investment funds;
o        PTCE 95-60, regarding investments by insurance company general accounts; or
o        PTCE 96-23, regarding transactions negotiated by certain "in-house asset managers."

                                    See "ERISA  Considerations"  in the term sheet  supplement  and in the  related base prospectus.

SMMEA:                                      When  issued  the  offered  certificates  rated in at least the  second highest  rating  category  by one of the  rating  agencies  will  be  "mortgage related  securities" for purposes of the Secondary  Mortgage Market Enhancement
                                    Act of 1984, or SMMEA,  and the remaining  classes of certificates  will not be
                                    "mortgage related securities" for purposes of SMMEA.

                                    See "Legal  Investment"  in the term  sheet  supplement  and "Legal  Investment
                                    Matters" in the related base prospectus.

TAX STATUS:                         For federal income tax purposes,  the depositor will elect to treat the portion of the  trust  consisting  of the  related  mortgage  loans and  certain  other segregated  assets as one or more real  estate  mortgage  investment  conduits.
                                    The offered  certificates  will represent  ownership of regular  interests in a real  estate  mortgage  investment  conduit  and  generally  will be treated as representing  ownership of debt for federal  income tax  purposes.  You will be required to include in income all  interest  and original  issue  discount,  if any, on such  certificates  in accordance with the accrual method of accounting regardless  of your  usual  methods  of  accounting.  For  federal  income  tax purposes,  the Class R  Certificates  for any series  will  represent  residual interests in a real estate mortgage investment conduit.

                                    For further  information  regarding  the  federal  income tax  consequences  of investing  in the  offered  certificates,  see  "Material  Federal  Income  Tax
                                    Consequences" in the term sheet supplement and in the related base prospectus.

CREDIT ENHANCEMENT

Excess cash flow, overcollateralization and subordination.

See  "Description  of the  Certificates  - Excess  Cash  Flow and  Overcollateralization  and  "Description  of the
Certificates--Allocation of Losses" in the term sheet supplement.

ADVANCES

For any month,  if the Master  Servicer does not receive the full scheduled  payment on a mortgage loan, the Master
Servicer  will advance funds to cover the amount of the scheduled  payment that was not made.  However,  the Master
Servicer will advance  funds only if it determines  that the advance will be  recoverable  from future  payments or collections on that mortgage loan.

See "Description of the Certificates--Advances" in the term sheet supplement.

OPTIONAL TERMINATION

On any  distribution  date on which the aggregate  outstanding  principal  balance of the mortgage  loans as of the related  determination  date is less than 10% of their aggregate stated  principal  balance as of the cut-off date, the master servicer may, but will not be required to:

         o        purchase from the trust all of the remaining  mortgage loans,  causing an early retirement of the certificates; or

         o        purchase all of the certificates.

Under  either  type of optional  purchase,  holders of the  outstanding  certificates  are  entitled to receive the outstanding  certificate  principal balance of the certificates in full with accrued interest, as and to the extent described  in the term sheet  supplement.  However,  any  optional  purchase of the  remaining  mortgage  loans may result in a shortfall to the holders of the most  subordinate  classes of  certificates  outstanding,  if the trust then  holds  properties  acquired  from  foreclosing  upon  defaulted  loans.  In  either  case,  there  will be no reimbursement of losses or interest shortfalls allocated to the certificates.

See "Pooling and  Servicing  Agreement--Termination"  in the term sheet  supplement  and "The Pooling and  Servicing
Agreement--Termination; Retirement of Certificates" in the related base prospectus.